                                                                               .
                                                                               .
                                                                               .

                                                                    Exhibit 12.1

SUNTECH POWER H LDINGS CO., LTD.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                         2007             2006             2005             2004             2003
                                                         USD              USD              USD              USD              USD


Earnings

  Income (loss) from continuing
  operations before income taxes                     181,787,544      111,780,572       34,415,078       19,145,228         624,618

  Capitalized interest                                   (47,601)               -                -                -               -

  Amortization of capitalized interest                     6,330                -                -                -               -

  Equity in losses (earnings) of
  affiliates, net of taxes                               698,588       (1,013,058)        (121,408)          51,421               -
                                                    -------------     ------------      -----------     ------------     ----------

Subtotal                                             182,444,861       10,767,514        34,293,670       19,196,649        624,618
                                                    -------------    -------------      -----------     ------------     ----------

Fixed charges

  Interest charges                                     23,312,612        6,293,078         7,907,323        1,036,442        226,592

  Convertible notes
  interest expenses                                     1,107,639               -                 -                -              -
                                                     --------------  -------------     ------------     -------------    ----------

Subtotal                                               24,420,251       6,293,078         7,907,323        1,036,442        226,592
                                                     -------------   -------------     ------------     -------------    ----------

Earnings (loss), as adjusted                          206,865,112     117,060,592        42,200,993       20,233,091        851,210

Ratio of earnings to fixed charges                           8.47           18.60              5.34            19.52           3.76




Note: The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Fixed charges include interest on all debt of continuing operations. Earnings include income from continuing operations before income taxes, plus net losses (earnings) in equity method investees.